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                            EXHIBIT 6.13


                 MUTUAL RECISSION AGREEMENT BETWEEN
                GLOBAL TELEPHONE COMMUNICATION, INC.
                AND WEBWORKS MULTIMEDIA CORPORATION


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3329K

                    MUTUAL RESCISSION AGREEMENT


      THIS MUTUAL RESCISSION AGREEMENT (the "Agreement") is entered into and effective as of October 1, 1999 by and between CHARLES MALETTE, as the assignee of LANCE MORGINN (the "SHAREHOLDER") and GLOBAL TELEPHONE COMMUNICATION, INC., a Nevada corporation ("GTC").

                           1. RECITALS

      This Agreement is entered into with reference to and in contemplation of the following facts, circumstances and representations:

      1. The SHAREHOLDER and GTC had earlier entered in a Share Exchange Agreement on or about February 9, 1998
           (the "Exchange Agreement").

      2. Pursuant to the Exchange Agreement, GTC issued a total of 500,000 shares of GTC common stock (the "GTC Shares") to the SHAREHOLDER in exchange for all of the shares of WEBWORKS MULTIMEDIA CORPORATION ("WMC") owned by the SHAREHOLDER which represented all of the issued and outstanding shares of WMC (the "WMC Shares").

      3. All of the parties to this Agreement desire to rescind the Exchange Agreement by mutual consent pursuant to the terms and conditions set forth herein.

                   2. TERMS AND CONDITION OF RESCISSION

      2.1 CONSENT TO RESCISSION: The parties hereby consent and agree to rescind the Exchange Agreement subject to the below stated terms and conditions.

      2.2 DISPOSITION OF CONSIDERATION RECEIVED BY GTC: GTC agrees to return the WCM Shares to the Shareholder.


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     2.3  DISPOSITION OF CONSIDERATION RECEIVED BY SHAREHOLDER: The
SHAREHOLDER agrees to return the GTC Shares to GTC.

     2.4 SURRENDER OF RIGHTS: The parties mutually agree to forego all other rights and benefits, if any, provided for in the Exchange Agreement as consideration for the rescission of the Exchange Agreement.


                 3. COOPERATION, ARBITRATION, INTERPRETATION,
                        MODIFICATION AND ATTORNEY FEES

     3.1 COOPERATION OF PARTIES: The parties further agree that they will do all things necessary to accomplish and facilitate the purpose of this Agreement and that they will sign and execute any and all documents necessary to bring about and perfect the purposes of this Agreement.

     3.2 ARBITRATION: The parties hereby submit all controversies, claims and matters of difference arising out of this Agreement to arbitration in San Diego, California according to the rules and practices of the American Arbitration Association from time to time in force. This submission and agreement to arbitrate shall be specifically enforceable. The Agreement shall further be governed by the laws of the State of Nevada.

     3.3 INTERPRETATION OF AGREEMENT: The parties agree that should any provision of this Agreement be found to be ambiguous in any way, such ambiguity shall not be resolved by construing such provisions or any part of or the entire Agreement in favor of or against any party herein, but rather by construing the terms of this Agreement fairly and reasonable in accordance with their generally accepted meaning.

     3.4 MODIFICATION OF AGREEMENT: This Agreement may be amended or modified in any way at any time by an instrument in writing stating the manner in which it is amended or modified and signed by each of the parties hereto. Any such writing amending or modifying this Agreement shall be attached to and kept with this Agreement.

     3.5 ATTORNEY FEES: If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of the Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.


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